Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

CBL INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Type(1)	Fee Calculation Rate Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(4)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	457(o)	-	-	-	-	-
	Equity	Preferred Shares, par value $0.0001 per share	457(o)	-	-	-	-	-
	Debt	Debt Securities	457(o)	-	-	-	-	-
	Other	Warrants	457(o)	-	-	-	-	-
	Other	Units	457(o)	-	-	-	-	-
	Unallocated (Universal) Shelf(1)	-	457(o)	-	-	$50,000,000	$153.10 per $1,000,000	$7,655.00
			Total Offering Amount			$50,000,000		$7,655.00
			Total Fees Previously Paid					$-
			Total Fee Offsets					$-
			Net Fees Due					$7,655.00

(1)	Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price. The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form F-3 under the Securities Act.

(2)	There are being registered hereunder such indeterminate number or amount, as the case may be, of (i) ordinary shares, (ii) preferred shares, (iii) debt securities, (iv) warrants and/or (v) units consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminable number of ordinary shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. The aggregate maximum offering price of all unallocated securities issued under this Registration Statement will not exceed $50,000,000.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any share sub-division, share capitalization or similar transaction.

(4)	Includes consideration to be received by the Registrant, if applicable, for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.